Exhibit 10.1

AGREEMENT FOR ACUIQSITION OF OIL AND GAS LEASEHOLDS

THIS AGREEMENT is executed this 10th day of November, 2004 by CONQUEST EXPLORATION COMPANY, LLC (“Conquest”), an Oklahoma limited liability company, whose mailing address is 3140 West Britton Road, Suite 203, Oklahoma City, Oklahoma 73120, and DAVID FARMER (“Farmer”) whose mailing address is 132 Rancho Del Mar, Aptos, California 95003 and CHARLES VOLK, JR. (“Volk”) whose mailing address is 15 Elm Street, Kentfield, California 94904 and OSAGE ENERGY CO., LLC, an Oklahoma limited liability company whose mailing address is 132 Rancho Del Mar, Aptos, California 95003.

Recitals

(a)
The oil and gas leasehold working interests which are the subject of this Agreement (“the Subject Interests”) are described as follows, with all lands being located in Township 21 North, Range 10 East, Osage County, Oklahoma, to wit:

Osage Lease dated July 21, 1999 covering SE/4 of Section 30 being B.I.A. Contract No. 17700
Osage Lease dated July 21, 1999 covering NE/4 of Section 31 being B.I.A. Contract No. 17701
Osage Lease dated July 21, 1999 covering NW/4 of Section 31 being B.I.A. Contract No. 17702

The working interest owned by Conquest in the above described oil and gas leases entitled it to a proportionate 81.25% of net interest in production from the leased premises.

In addition to the oil and gas leases described above, the Subject Interests include the following oil and gas wells together with all surface and sub-surface, personal property, equipment and fixtures located thereon, appurtenant thereto or used or obtained in connection therewith, said wells being described as follows:

Osage Nos. 1,2,3,4,5,6,7,8 and 10 wells, located in the SE/4 of Section 30
Hopper Nos. 1,2,3,4,5,6,7,8,9,10,11,12,13,14,15,16,17,18 and 19 wells, located in the N/2 of Section 31

(b)
Prior to the acquisition of any portion of the Subject Interest by Farmer and Volk, Conquest owned an undivided 93.75% of the Subject Interest. (The remaining 6.25% of the Subject Interests is owned by Esso Oil of Oklahoma, Inc.)

(c)
Heretofore, Conquest, for good and valuable consideration, sold to Farmer an undivided 12.5% interest in the Subject Interests. Conquest, however, has not executed and delivered to Farmer an assignment of his 12.5% interest in the Subject Interests.

(d)
Heretofore, Conquest, for good and valuable consideration, sold to Volk an undivided 1.5% interest in the Subject Interests. Conquest, however, has not executed and delivered to Volk an assignment of his 1.5% interest in the Subject Interests.

(e)	Osage desires to purchase from Conquest and Conquest desires to sell to Osage the remaining undivided 79.75% of the Subject Interests.

(f)
The purpose of this Agreement is to provide for the manner and method and terms and conditions by which (i) Conquest will assign the 12.5% interest in the Subject Interests heretofore sold to Farmer, (ii) Conquest will assign the 1.5% interest in the Subject Interests heretofore sold to Volk, and (iii) Conquest will sell and assign to Osage an undivided 79.75% of the Subject Interests.

(g)	It is the intent of the parties that following the consummation of this Agreement, Osage will own 93.75% of the Subject Interests, as of the Effective Date.

Agreement

1.	Effective Dates of Transfers.

a.
As record title to an undivided 93.75% of the Subject Interests is vested in Conquest, and as Farmer and Volk are entitled to a specific undivided interests in the Subject Interests, Farmer and Volk hereby nominates and appoint Osage to be the assignee of their interests from and after October 1, 2004 (“the Effective Date”) but with Conquest’s assignment to Farmer and Volk to be for a limited term beginning January 1, 2004 and ending on October 1, 2004.

b.	The remaining interests owned by Conquest in the Subject Interests, being an undivided 88% shall be assigned by Conquest to Osage as of the Effective Date.

2.	Purchase Price.

a.
The purchase prices for the transfer by Conquest to Farmer and Volk have been paid in full to Conquest. The total purchase price for the transfer by Conquest to Osage shall be $51,000.00 (“Purchase Price”), payable by Osage to Conquest as follows:

i.	At Closing (as that term is defined below), Osage shall pay Conquest the sum of $25,000.00 (“Initial Installment”).

ii.
The balance of $26,000.00 shall be paid by Osage to Conquest in thirteen (13) monthly installments of $2,000.00 each, with the first monthly installment to be paid on or before the 1st day of the calendar month next following Closing, and with the remaining twelve (12) installments to be paid on or before the 1st day of each calendar month thereafter, with the final installment to be paid on or before the 1st day of the 13th calendar month next following Closing.

3.	Representations and Warranties of Conquest.

a.
Organization and Authorization. Conquest represents that it is a duly qualified limited liability company organized and in good standing under the laws of the State of Oklahoma; that the sale of the Subject Interests by Conquest to Osage will not violate any organizational documents or other agreements to which Conquest is subject; that the execution of this Agreement and consummation of the sale is property authorized by all required company, owner and member action; and this Agreement and the closing documents are being and will be duly executed and will constitute valid and binding obligations of Conquest.

b.	Title Warranties. Conquest covenants and warrants to Osage as follows:

i.	Conquest has good and marketable title to an undivided 79.75% of the Subject Interests, free and clear of all liens (including tax liens), claims, mortgages and encumbrances;

ii.	That the oil and gas leases which created Conquest’s working interest in the Subject Interests are valid and subsisting;

iii.
That none of Conquest’s oil and gas leases contain express provisions for drilling additional wells and that Conquest has not been advised by any lessor or other party of any default under a lease or of requirements or demands to drill additional wells;

iv.	That all royalties, rentals and other payments under the leases have been property and timely paid and that all conditions necessary to keep the leases in force have been fully performed;

v.
That the interest being purchased with entitle Osage to receive an undivided 93.75% of the working interest in the lands covered by the Subject Interests and that said working interest will entitle Osage to an undivided 76.17187% net revenue interest in said land; and

vi.	That there is no pending or threatened litigation or any causes of action or defaults under agreements that could result in impairment or loss of title or hinder operation of the Subject Interests.

c.	Economic Warranties. Conquest covenants and warrants to Osage as follows:

i.	That the Subject Interests are not subject to any gas sales contracts or processing agreements or calls on production;

ii.	That there are no brokers’ or finders’ fee arrangements connected with the sale of the Subject Interests by Conquest to Osage for which Osage could have liability;

iii.
That Conquest is being paid for production from the Subject Interests in accordance with the normal practice of the production purchaser and that the production proceeds are not being held in suspense or being paid pursuant to an unusual type of indemnity;

iv.
That all costs and expenses incurred in connection with the development and operation of the Subject Interest have been paid and that there are no liens of any nature encumbering the Subject Interests;

v.
That all surfaces and sub-surfaces, personal property, equipment and fixtures in or on the Subjects Interests and used in connection with the producing and operating of the Subject Interests have been maintained in good state or repair adequate for all normal operations and they are in good working order in all material respects.

d.	Governmental Compliance Warranties.

i.	Conquest is in compliance with all applicable tribal, state and federal laws, rules, orders and regulations governing the ownership, production and operation of the Subject Interests.

ii.
Conquest knows of no environmental or pollution claims or potential claims related to the Subject Interests nor is Conquest the subject of any complaints or demands voiced by tribal, state or federal authorities having jurisdiction over the Subject Interests.

4.	Representations and Warranties of Osage.

a.
Organization and Authorization. Osage represents that it is a duly qualified limited liability company organized and in good standing under the laws of the State of Oklahoma; that the purchase of the Subject Interests by Osage from Conquest will not violate any organizational documents or other agreements to which Conquest is subject; that the execution of this Agreement and consummation of the purchase is property authorized by all required company, owner and member action; and this Agreement and the closing documents are being and will be duly executed and will constitute valid and binding obligations of Osage.

b.	No Public Distribution. Osage is purchasing the Subject Interests for investment purposes only and not with a view to further distribution.

c.	Broker and Finders Fees. There are no brokers’ or finders’ fees arrangements connected with the sale of the Subject Interests by Conquest to Osage for which Conquest could have liability.

5.	Covenants.

a.
Access to Conquest Files. Conquest shall give Osage full access to all of Conquest’s files that might be relevant to a due diligence review. Such access shall include, but shall not be limited to, all land, title, geological, engineering, production and operating files, reports, maps and data.

b.
Interim Operations. Conquest, at its expense and risk, shall continue to produce and operate the Subject interests in accordance with applicable laws, rules and regulations and in a good and workmanlike manner through Closing, notwithstanding the fact that the Effective Date of the sale precedes the Closing. Provided, however, if the sale closes and Osage becomes the owner of the Subject Interests, Osage shall reimburse Conquest for all actual and reasonable costs and expenses incurred by Conquest in producing and operating the Subject Interests between the Effective Date and Closing. Provided, further, Conquest shall advise Osage of any material operations which are proposed by Conquest between the Effective Date and Closing and Osage must give its consent before any such operations are conducted. Provided, further, Conquest may conduct emergency operations without the consent of Osage.

c.
Preferential Rights and Non-Government Consents. Conquest covenants that to its knowledge non non-governmental or non-tribal entity or individual owns a preferential right to purchase all or any portion of the Subject Interests as a result of the sale covered by this Agreement. And, Conquest, covenants that to its knowledge, the written consent of the sale covered by this Agreement is not required by any non-governmental or non-tribal entity or individual. If, as a result of Osage’s title review, as set for the below, it is discovered that a non-governmental or non-tribal entity or individual does own a preferential right to purchase or is required to give its consent to all or any portion of the sale covered by this Agreement, both Conquest and Osage shall use due diligence to obtain waivers of any preferential right to purchase and consents to the sale as required. Osage shall assume direct responsibility for sending out notices and following up with the parties involved to obtain such waivers and consents as may be required. The exercise of any preferential right to purchase or the failure to obtain a required consent, shall be considered a title defect and dealt with under the title review procedures set for the below.

6.	Title Review Procedures.
a.
Title Opinions. In addition to affording Osage full access to Conquest’s title materials and files, as required in Paragraph 5(a) above, Conquest shall furnish Osage with copies of all attorneys’ title opinions which Conquest has in its possession, including drilling opinions and division order opinions covering all or any portions of the lands included in the Subject Interests. Osage, at its expense, shall be responsible for obtaining all supplemental abstracts which it deems pertinent for its attorneys to render its current title opinions covering said lands. In lieu of supplemental abstracts, Osage may cause its attorneys to examine the land records maintained in the office of the County Clerk of Osage County as well as the records of the Osage Tribe and United State Secretary of Interior relating to the same lands in order to render Osage the necessary current title opinions.

b.
Osage to Submit Summary of Title Defects. On or before 30 days from the date that the last party to this Agreement has executed this Agreement, as evidenced by the dates preceding their signatures, Osage shall furnish Conquest with a written summary of all title defects which Osage’s examination of Conquest’s files and title has reflected. No matter shall be considered a title defect unless it would constitute a breach of Conquest’s warranties and covenants set for the in Paragraphs 3(a), 3(b), 3(c), 3(d) or 5(c) above. Separate written title defects may be furnished by Osage to Conquest so long as all have been submitted on or before the expiration of said 30 day period.

c.
Curing of Title by Conquest. Conquest shall have 760 days following the date that the last party has executed this Agreement to cure all title defects contained in the written summaries of title defects submitted by Osage to Conquest.

d.
Consequence of Failure to Cure Title Defects. In the event all title defects have not been cured pursuant to the procedures outlined in Paragraphs 6(a), 6(b) and 6(c) and, in that connection, time shall be of the essence - Osage shall advise Conquest, in writing, on or before 65 days following the date that the last party has executed this Agreement that either (a) Osage is voiding this Agreement in which case neither Osage nor Conquest shall have any further obligation to the other or (b) Osage is accepting Conquest’s title to the Subject Interests in which case it will rely upon Conquest’s warranties and covenants as set forth in Paragraph 3(a) through 3(d) and 5(c), which warranties and covenants, in every event, shall survive the Closing. In the event Osage fails to advise Conquest, within the time provided, that Osage is voiding the Agreement - and time shall be of the essence - Osage shall be deemed to have elected option (b) and the parties shall proceed to Closing.

7.	Preclosing Adjustments. Prior to Closing, conquest and Osage shall make every reasonable effort to agree on the following adjustments which, at closing, will be made to the initial installment.

a.
Post Effective Date Operating Costs. Immediately prior to Closing, Conquest shall furnish Osage with a written accounting of all reasonable and actual costs expended by Conquest in operating and producing the Subject Interests between the Effective Date and the date of Closing (“Post Effective Date Operating Costs”). An undivided 93.75% of such costs, at Closing, shall be added to the Initial Installment. If the parties cannot reach agreement as to such costs, at Closing, such costs shall be estimated, but in every event, Conquest and Osage shall agree and account to each other for such costs no later than 60 days following Closing.

b.
Post Effective Date Oil in Storage. Conquest and Osage shall estimate and agree upon the amount of any crude oil in storage which was produced prior to the Effective Date and which was attributable to the net interest in production which Osage is acquiring from Conquest (“Post Effective Date Oil in Storage”). At Closing, the amount of the Initial Installment shall be increased by 76.17187% of the market value of the amount of the Post Effective Date Oil in Storage. (In the event conquest and Osage cannot agree as to the Post Effective Date Oil in Storage, the dispute shall be resolved by the majority vote of the three disinterested parties, one party to be a representative of the purchaser of production, one to be Conquest’s pumper for the wells in question, and one to be a petroleum engineer to be agreed upon by Conquest and Osage.)

c.
Post Effective Date Revenues. Immediately prior to Closing, Conquest shall furnish Osage with a written accounting of all revenues received by Conquest attributable to oil and gas produced between the Effective Date and the date of Closing. At Closing, the Initial Installment shall be reduced by 76.17187% of the amount of such revenues which are attributable to the net revenue interest in the Subject Interests which Osage is purchasing from Conquest (“Post Effective Date Revenues”).

8.
Closing. If all title defects are timely cured or is Osage has accepted Conquest’s title to the Subject Interests, or is deemed to have accepted Conquest’s title, all pursuant to Paragraph 6(d) above, Closing shall take place at a mutually agreed time and place on or before 70 days after the last party has executed this Agreement. At Closing, the following shall occur:

a.
Purchase Price and Adjustment. Osage shall deliver to Conquest Osage’s valid check in the amount of the Initial Installment ($25,000) plus the Post Effect Date Operating Costs, plus the market value of the Post Effective Date Oil in Storage, less the Post Effective Date Revenues. (In the event the State of Oklahoma gross production taxes were not deducted by the purchaser of production in its payment to Conquest, Conquest shall be responsible for all state gross production taxes levied against the Post Effective Date Revenues. Conquest hereby holds Osage harmless from any liability for such taxes. In this connection, Conquest hereby holds Osage harmless from any liability for state gross production taxes levied on production occurring prior to the Effective Date.)

b.
Assignment to Osage, Farmer and Volk. Conquest shall execute and deliver to Osage, in forms acceptable to both parties and to the Osage Nation and to the United States Secretary of Interior, assignments of oil and gas leases and bills of sale whereby Conquest assigns and conveys to Osage an undivided 93.75% of the Subject Interests, as of the Effective Date. Also, Conquest shall execute and deliver to Farmer (undivided 12.5%) and to Volk (undivided 1.5%), in forms acceptable to Conquest, Farmer and Volk and to the Osage Nation and to the United States Secretary of Interior, assignments covering the undivided percentages in the Subject Interests set out after their names above, said assignments to be for a limited term beginning January 1, 2004, and ending October 1, 2004.

c.
Transfer Orders or letters in Lieu. Conquest and Osage shall execute such transfer orders or letters in lieu in form acceptable to all purchasers of production from the Subject Interests, transferring all rights in future production attributable to the Subject Interests to Osage as of the Effective Date. (Osage is advised that income attributable to Conquest’s interest in the Subject Interests is being paid to Conquest’s predecessor in interest, Esso Oil of Oklahoma (“Esso”). If this is the case, Conquest will be responsible for obtaining transfer orders or letters in lieu signed by Esso so that all income attributable to the 93.75% interest in the Subject Interests is transferred to Osage as of the Effective Date.

d.
Regulatory Forms. Conquest and Osage shall execute such forms required by the Oklahoma Corporation Commission, the Osage Nation and the United States Secretary of Interior transferring to Osage all rights and obligations as the designated operator of the Subject Interests. Osage is also advised that the record operator may still be Esso. If this is the case, Conquest shall be responsible for obtaining the signature of Esso on all required forms, to the end that Osage shall become the record operator as of the Effective Date.

e.
Sales Taxes. Osage shall pay to Conquest and Conquest agrees, then, to pay same over to the Oklahoma Tax Commission the sales tax property due and owing on the sale by Conquest to Osage. In this connection, of the total purchase price, Conquest and Osage agree that the amount attributable to the tangible personal property, i.e. the surface and the sub-surface, personal property and equipment included in the sale of the Subject Interest to Osage is $10,000.00 and it is that amount upon which the sales tax is properly levied. Conquest agrees that it shall pay said collected sales tax to the Oklahoma Tax Commission. Should the Oklahoma Tax Commission, ultimately, dispute the allocation made herein of the total sales price to the personal property and equipment, and should such dispute result in a larger assessment of sales tax, Osage agrees to pay over any amount of such additional sales tax levied.

9.	Post Closing Obligations.

a.
Mutual Environmental Indemnities. Following Closing, Conquest shall be deemed to have indemnified Osage and hold Osage harmless against all claims, costs and liabilities relating to asserted environmental damages that arise prior to the Effective Date. Osage shall be deemed to have indemnified Conquest and to hold Conquest harmless against all claims, costs and liabilities relating to asserted environmental damages that arise after the Effective Date.

b.
Representation and Warranties. The representations, warranties and covenants of Conquest set out in Paragraph 3(a), 3(b) 3(c) 3(d) and 5(c) and the representation and warranties of Osage set out in Paragraphs 4(a), 4(b) and 4(c) shall survive Closing and shall be binding upon and shall inure to the benefit of Conquest and Osage, their successors and assigns.

c.
Post Closing Receipt of Revenues. In the event Conquest receives any proceeds after Closing which are attributable to Post Effective Date Production, said proceeds shall be paid, immediately, by Conquest to Osage.

d.
Tribal and Governmental Approvals of Assignments. Conquest and Osage - with Osage taking the lead - shall cooperate fully in obtaining all required approvals from the United States Secretary of Interior and from the Osage Nation to the assignments by Conquest to Osage. Until such approval is obtained, Conquest may continue to receive notices from the Osage Nation or the Secretary of the Interior on such matters as rentals due and lease terminations. Accordingly, Conquest immediately shall forward all notices or other communications which it receives relating to the Subject Interests to Osage. Conquest agrees to cooperate fully with Osage in taking all actions necessary to keep the oil and gas leases in full force and effect. In the event prior assignments of the Subjects Interest have not been approved, including the Assignment and Bill of Sale dated February 1, 2003, by Esso to Conquest, Conquest shall be responsible for obtaining all required approvals from the United States Secretary of Interior and from the Osage Nation to all such prior assignments.

10.
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, devisees, personal representatives, trustees, successors and assigns, immediate and remote, of Conquest, Farmer, Volk and Osage.

11.
Counterpart Copies. This Agreement may be executed by each signatory party in individual counterpart copies and the Agreement shall be binding upon the signatory parties to the same effect as if each one has signed the same, original copy. Provided, however, this Agreement shall not be binding upon the parties unless and until all four parties have executed a counterpart copy and unless and until individually signed counterpart copies have been delivered to all of the parties.

DATED as of the day, month and year first shown above, but executed by each party on the date shown over its or his signature below.

Signed this ___ day of _____, 2004

CONQUEST EXPLORATION COMPANY, LLC

By:

Owner and Manager

Signed this ___ day of _____, 2004

By:

DAVID FARMER

Signed this ___ day of _____, 2004

By:

CHARLES VOLK, JR.

Signed this ___ day of _____, 2004

OSAGE ENERGY CO., LLC

By:

Owner and Manager